As filed with the Securities and Exchange Commission on June 1, 2006	Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SAUER-DANFOSS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	36-3482074
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Sauer-Danfoss Inc.
City Park Corporate Center
250 Parkway Drive, Suite 270
Lincolnshire, IL  60069
(Address of Principal Executive Offices) (Zip Code)

SAUER-DANFOSS INC. 2006 OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)

Kenneth D. McCuskey
Sauer-Danfoss Inc.
2800 East 13th Street
Ames, IA  50010
(Name and address of agent for service)

(515) 239-6364
(Telephone number, including area code, of agent for service)

With a copy to:

James W. Kapp, Jr.
Spencer Fane Britt & Browne LLP
1000 Walnut Street, Suite 1400
Kansas City, MO  64106
(816) 292-8141

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)

Common Stock $.01 par value	3,500,000	$23.58	$82,530,000.00	$8,831.00

(1)   In addition to the shares of Common Stock set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends and anti-dilution provisions, and other adjustment provisions as provided in the Sauer-Danfoss Inc. 2006 Omnibus Incentive Plan (the “Plan”).

(2)   The registration fee with respect to the shares of Common Stock was calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933. The registration fee is based on the average of the reported high and low sales prices of Sauer-Danfoss Inc. Common Stock on the New York Stock Exchange on May 24, 2006, a date within five business days of the date of this registration statement.

(3)   The registration fee is calculated by multiplying the product of the proposed maximum offering price per share and the number of shares to be registered by .000107.

EXPLANATORY NOTE

In accordance with the Note to Part 1 of Form S-8, the information specified in Part 1 of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Sauer-Danfoss Inc. (the “Company”) (file no. 001-14097) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this registration statement and made a part hereof:

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, dated and filed with the Commission on March 10, 2006;

(b)           All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2005; and

(c)           The description of the Company’s common stock in the Company’s registration statement on Form 8-A, filed with the Commission on May 7, 1998, as amended.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be made a part hereof from the respective dates of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein by reference modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus or the registration statement.

Item 4. Description of Securities.

Inapplicable.

Item 5. Interests of Named Experts and Counsel.

Inapplicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a provision in the certificate of incorporation of each corporation organized thereunder, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Amended and Restated Certificate of Incorporation of the Company eliminates the personal liability of directors to the fullest extent permitted by Delaware law.

Section 145 of the DGCL (“Section 145”), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any suit or proceeding other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

With respect to actions by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

Article Ninth of the Amended and Restated Certificate of Incorporation of the Company provides for the indemnification of officers and directors and certain other parties of the Company to the fullest extent permitted by law. In addition, the Company has entered into Indemnification Agreements with its directors and certain officers pursuant to which the Company generally is obligated to indemnify its directors and officers to the maximum extent permitted by law. The Company also maintains directors and officers liability insurance.

Item 7. Exemption from Registration Claimed.

Inapplicable.

Item 8. Exhibits.

Exhibit No.	Description

4	Sauer-Danfoss Inc. 2006 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 24, 2006).

*5	Opinion of Spencer Fane Britt & Browne LLP.

*23.1	Consent of Spencer Fane Britt & Browne LLP (included in Exhibit 5).

*23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

*24	Power of Attorney (included as part of signature page).

*	filed herewith

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Offenbach, Country of Germany on this 1st day of June, 2006.

SAUER-DANFOSS INC.

By:	/s/ Kenneth D. McCuskey
Kenneth D. McCuskey
Vice President, Chief Accounting Officer,
and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 1st day of June, 2006. Each person whose signature appears below constitutes and appoints David J. Anderson and Kenneth D. McCuskey, and either of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title

President, Chief Executive Officer and Director
/s/ David J. Anderson	(Principal Executive Officer)
David J. Anderson

Executive Vice President, and
/s/ Karl J. Schmidt	Chief Financial Officer (Principal Financial
Karl J. Schmidt	Officer)

Vice President, Chief Accounting Officer,
/s/ Kenneth D. McCuskey	and Secretary (Principal Accounting Officer)
Kenneth D. McCuskey

/s/ Jørgen M. Clausen	Chairman and Director
Jørgen M. Clausen

/s/ Klaus H. Murmann	Chairman Emeritus and Director
Klaus H. Murmann

/s/ Sven Murmann	Vice Chairman and Director
Sven Murmann

/s/ Nicola Keim	Director
Nicola Keim

/s/ Ole Steen Andersen	Director
Ole Steen Andersen

/s/ Hans Kirk	Director
Hans Kirk

/s/ F. Joseph Loughrey	Director
F. Joseph Loughrey

/s/ Steven H. Wood	Director
Steven H. Wood

/s/ Johannes Kirchhoff	Director
Johannes Kirchhoff

EXHIBIT INDEX

Exhibit No.	Description

4	Sauer-Danfoss Inc. 2006 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 24, 2006).

*5	Opinion of Spencer Fane Britt & Browne LLP.

*23.1	Consent of Spencer Fane Britt & Browne LLP (included in Exhibit 5).

*23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

*24	Power of Attorney (included as part of signature page).

*	filed herewith